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                                                              EXHIBIT 99.1

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859


FOR IMMEDIATE RELEASE
Baltimore, Maryland - March 30, 2000


ROSEMORE AND APEX EACH AMEND CROWN BUYOUT PROPOSALS

     On March 7, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced that it had received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The Rosemore proposal is subject to, among other conditions, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals. Rosemore's proposal was subsequently extended to expire at 5 p.m. (Maryland time) on April 17, 2000, or when rejected.
     On March 10, 2000, Crown Central Petroleum Corporation announced that it had received a proposal from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by Crown's shareholders
other than Apex for a price of $9.20 per share.   The Apex proposal is
subject to approval by the board of directors and shareholders of Crown, to the receipt of necessary governmental approvals, and to Apex Oil Company's ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in Crown's public filings. The Apex proposal was subsequently extended to expire at 5 p.m. (St. Louis time) on April 17, 2000, or when rejected.
     On March 29, 2000, Rosemore advised Crown that it was increasing its proposal to $9.35 per share, and that its proposal will expire at 5 p.m. (Maryland time) on March 31, 2000, or when rejected.
     Also on March 29, 2000, Apex advised Crown that Apex's proposal of $9.20 per share in cash is conditioned on the completion of due diligence and on the finalization of replacement financing for Crown's $125 million of senior bonds, and that it was advancing two other proposals. Apex is continuing to advance a stock for stock proposal that it made in November 1999, which it asserts would value the existing Crown shares at $10 per share, and has also proposed as an alternative that it purchase between
3.5 and 4.5 million Class A shares of common stock from Crown in a private placement at a price of $9.50 per share. Both of these additional proposals are stated to include a shortfall distribution if the stock of the merged company or Crown fails to reach certain trading ranges, and both are conditioned on the finalization of replacement financing for Crown's $125 million of senior bonds. The stock for stock merger proposal is also conditioned on the completion of due diligence.
     Crown's board committee of its independent directors is continuing to consider the proposals of both Rosemore and Apex Oil.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.